Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-196978 and 333-203014 on Form S-8 of Kite Pharma, Inc. of our report dated April 4, 2014, relating to the statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2013, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

New York, New York

February 29, 2016